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January 22, 1999

Mr. George Moser
9011 Douglas Drive
Eden Prairie, MN 55347

Dear George:

I am writing to confirm the agreement between you and Net Perceptions, Inc. (the "Company") regarding your severance pay.

If your employment is terminated by the Company without "Cause" on or before October 31, 1999, the Company will pay you a lump sum severance payment equal to three (3) months of your then current base salary, less all applicable withholdings.

For purposes of this agreement, "Cause" shall mean willful misconduct, including without limitation, misappropriation of Company property or proprietary information, or gross neglect of duties. Nothing in this agreement alters or modifies in any way the at-will employment relationship between you and the Company.

This letter sets forth the full and complete agreement regarding your severance pay and supercedes and replaces any prior agreements or representations regarding this matter. In addition, this agreement may only be modified in writing, signed by you and me.

Sincerely,

/s/ Steven Snyder
Steven J. Snyder
President and CEO
Net Perceptions, Inc.

I have read, understand and agree with the terms set forth in this letter.

Signed /s/ George Moser                  Dated: 1/23/99
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       George Moser